EXHIBIT 10.1

Effective May 2, 2024

GENESCO INC.

Executive SEVERANCE PLAN

GENESCO INC.

Executive SEVERANCE PLAN

ARTICLE I

Statement of Purpose

Genesco Inc., a Tennessee corporation (together with its Related Entities, the “Company”), hereby establishes the Genesco Inc. Executive Severance Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of its Related Entities to encourage certain Company employees to remain in the employ of the Company by providing severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.

The Plan is intended to be an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a severance pay plan within the meaning of the United States Department of Labor Regulation Section 2510.3-2(b). The Plan is intended to be a “top hat” plan for purposes of ERISA and shall be construed accordingly. This document applies to Participants whose Covered Termination occurs on or after the Effective Date.

ARTICLE II

Definitions

Capitalized terms used in the Plan shall have the meanings set forth below, unless otherwise defined in the text of the Plan:

“Alternative Benefits” means any severance-type benefits provided by any Written Arrangement.

“Board” means the Board of Directors of the Company.

“Cause” means with respect to a Participant, unless otherwise defined in a Written Arrangement to which the Participant and the Company (or any Related Entity) are party (other than any Employment Protection Agreement or similar agreement entered into between a Participant and the Company with respect to a change of control), (i) the engaging by the Participant in willful misconduct that is injurious (financially, reputationally or otherwise) to the Company Group, (ii) the embezzlement or misappropriation of funds or property of the Company Group by the Participant, (iii) the Participant’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, (iv) the material breach by the Participant of any written covenant or agreement with the Company Group not to disclose any information pertaining to the Company Group, or (v) the material breach by the Participant of the Company’s code of conduct, or any material provision of any written Company policies, whether currently in effect or later adopted. For purposes of this paragraph, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. Any determination of Cause for purposes of the Plan shall be made by the Plan Administrator in its sole discretion. Any such determination shall be final and binding on a Participant and the beneficiaries thereof.

“COBRA” means the provisions regarding healthcare continuation coverage set forth in Section 601 et seq. of ERISA and Section 4980B of the Code, and shall apply to health and welfare benefits offered by an Employer as required by law.

“COBRA Premium” means the monthly cost of providing healthcare continuation coverage for a qualified beneficiary under COBRA, as adjusted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and its Related Entities, or any of them, as currently or hereafter organized.

“Covered Termination” means the Involuntary Termination of a Participant or a Participant’s Good Reason Separation. Notwithstanding the foregoing, a Covered Termination shall not include a Separation from Service if the Participant fails to return all property that is owned by the Company Group and that is in the possession of the Participant (other than property having a de minimis value, unless otherwise required in writing by the Employer) within 10 days after the date of the Separation from Service.

“Effective Date” means May 2, 2024.

“Employee” means a common-law employee (including an officer) of an Employer who is on the Employer’s payroll.

“Employer” means any member of the Company Group that is the employer of a Participant, and shall include the respective successors and assigns of any such member. When used in the plural, “Employers” means the Company Group.

“Good Reason” means the occurrence of any of the following events with respect to a Participant without the Participant’s consent: (i) a material reduction in the Participant’s Monthly Base Pay or target bonus opportunity (other than in connection with a general decrease in compensation elements of similarly situated Employees); or (ii) a requirement to relocate Participant’s office to a location that would increase the distance of Participant’s one-way commute by more than fifty (50) miles.

“Good Reason Separation” means the voluntary Separation from Service by a Participant on account of a Good Reason event that has occurred within the time parameters, and with respect to which the Participant has complied with the procedures, described in this paragraph. In order for a Participant’s resignation to constitute a Good Reason Separation, the Participant must provide the Participant’s Employer with a “Notice of Resignation for Good Reason and Demand for Cure” (a “Notice of Resignation”) within thirty (30) days after Participant is informed by the Employer, or otherwise learns, that an event of Good Reason has occurred. If the Employer does not cure the circumstances constituting Good Reason within thirty (30) days following the receipt of Participant’s Notice of Resignation (the “Cure Period”) then Participant’s resignation will be effective the day immediately following the last day of the Cure Period. If a Participant fails to timely provide the Employer with a Notice of Resignation with respect to an event, or if the Employer timely cures the Good Reason event identified in the Notice of Resignation, such event shall not provide the basis for any Good Reason Separation.

“Key Employee” means a “specified employee” within the meaning of the Treasury Regulations promulgated under Code Section 409A.

“Involuntary Termination” means a Participant’s Separation from Service that results from the involuntary termination of the Participant’s employment by the Employer that is not the result of any of the following: (a) a resignation by the Participant for any reason, including retirement or any other voluntary termination of employment; (b) the Participant's death or disability (as defined in an applicable long-term disability plan of the Company); (c) the Participant's termination of employment is in conjunction with the sale or transfer, whether of stock or assets, of all or part of the Participant's Employer, and the Participant is offered a Suitable Position with the entity acquiring the stock or assets, or with the transferred entity; or (d) a termination by the Employer for Cause.

“Length of Service” means the amount of employment service credited to a Participant for purposes of determining the Participant’s Severance Benefit Period as described in Article IV.

“Monthly Base Pay” means the base salary or base wages that a Participant earns during a calendar month, based on the rate of pay in effect for the Participant immediately before the Participant’s Separation from Service, excluding overtime, any special payments and any reduction that resulted in a Good Reason Separation, and which is used to compute the amount of Severance Pay under Article IV of the Plan.

“Participant” means an Employee who is eligible for, and is participating in, this Plan pursuant to Article III.

“Plan Administrator” means the Compensation Committee of the Board, a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

“Related Entity” means a corporation or other entity if it and Genesco Inc. are members of a controlled group of corporations as defined in Section 414(b) of the Code or are under common control as defined in Section 414(c) of the Code. A Related Entity may adopt this Plan by a corporate resolution and execution of a counterpart of this Plan.

“Release Date” means the date on which a Participant’s signed Release Agreement required under Section 6.1 of the Plan becomes irrevocable and non-rescindable.

“Separation from Service” means the cessation of a Participant’s performance of services for any and all members of the Company Group; provided, however, that a Separation from Service shall not be deemed to have occurred for purposes of this Plan unless and until the relevant circumstances constitute the Participant’s “Separation from Service” within the meaning of Section 409A of the Code.

“Severance Benefit Period” means the period of time during which Severance Benefits are payable to, or on behalf of, a particular Participant (as applicable), if that Participant otherwise qualifies for Severance Benefits pursuant to the provisions of this Plan, which period of time shall be, unless otherwise agreed to in writing, (i) 12 months with respect to Participants other than the Chief Executive Officer, and (ii) 24 months with respect to the Chief Executive Officer.

“Severance Benefits” means Severance Pay and the COBRA Subsidy Benefits (as applicable) as defined and described in Article IV.

“Suitable Position” means a position for which a Participant is reasonably qualified in terms of skills, performance, experience, training or education.

“Termination Date” means the date on which a Covered Termination becomes effective.

“Written Arrangement” means any written employment agreement or other written agreement, arrangement or policy of any Employer to which a Participant is a party, or is otherwise subject.

ARTICLE III

Eligibility and Participation

To be eligible for Severance Benefits under the Plan, an Employee must become a Participant under the Plan and continue to be a Participant until immediately before the Employee’s Termination Date. An Employee will become a Participant in this Plan on the date (but not prior to the Effective Date) that the Employee is designated as a Participant in the Plan by the Plan Administrator. Each Participant shall be listed on Schedule A to this Plan, which schedule shall be updated from time to time by the Company. Severance Benefits may be paid to, or on behalf of, a Participant (as applicable) only in accordance with the terms of the Plan.

ARTICLE IV

Benefits
Section 4.1.
Severance Benefits and Duration. Subject to the conditions and limitations of the Plan, a Participant who experiences a Covered Termination shall be entitled to the following Severance Benefits from such Participant’s Employer as of the Termination Date:
(a)
Severance Pay. The Participant shall receive an amount equal to the product of (i) the Participant’s Monthly Base Pay, multiplied by (ii) the applicable number of months in the Severance Benefit Period (such amount, “Severance Pay”). Severance Pay shall be paid in equal cash installments (without interest) according to the applicable Employer’s standard payroll practices until the expiration of the Severance Benefit Period.
(b)
COBRA Subsidy. In the event that the Participant is covered under the Company’s group medical plan as of the date of the Participant’s Covered Termination, the Participant shall receive, during the Severance Benefit Period, a monthly amount equal to the monthly COBRA Premium that would apply to such Participant if the Participant was eligible for COBRA as a result of the Participant’s Covered Termination and elected the same coverage level in effect immediately prior to the Participant’s Covered Termination, minus the cost of equivalent coverage under the Company’s group medical plan chargeable to active similarly-situated Employees (the “COBRA Subsidy Benefits”). For the avoidance of doubt: (i) the monthly amount payable pursuant to this Section 4.1(b) may be increased or decreased on a basis consistent with the increase or decrease in premium cost charged by the applicable Employer to similarly-situated Employees; and (ii) the COBRA Subsidy Benefit (if payable) shall not be affected or otherwise limited even if a Participant’s Severance Benefit Period exceeds the period during which the Participant would otherwise be eligible for COBRA continuation coverage.
Section 4.2.
Release. Notwithstanding anything to the contrary contained herein, as a condition to receiving any Severance Benefits, the Participant shall execute a comprehensive release and waiver of claims in accordance with Section 6.1. The first installment of Severance Benefits payable to a Participant following the effectiveness of a Release Agreement as provided in Section 6.1 shall include any payments that would have been made to the Participant during the period between the Termination Date and such first installment payment date but for this Section 4.2 and Section 6.1.

ARTICLE V

Payment
Section 5.1.
Delayed Payment Date for Key Employees if Required. Notwithstanding anything to the contrary in the Plan, to the extent that any payment of Severance Benefits, or any other payments that may be considered deferred compensation subject to Code Section 409A, is on account of a Participant's Separation from Service and the Participant is a Key Employee as of the date of Separation from Service, payments to the Participant (or on behalf of the Participant) that are not otherwise exempt from Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, shall not be made before the date that is six (6) months after the date of Separation from Service (the “Six Month Delay”) or, if earlier, the date of the Participant's death. Payments to which the Participant otherwise would be entitled during the Six Month Delay will be accumulated and paid on the first day of the seventh (7th) month following the Separation from Service or, if earlier, the date of the Participant's death. All payments not otherwise due during the Six Month Delay, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.
Section 5.2.
Death of Participant. In the event a Participant dies following a Covered Termination but prior to receiving the entire amount of Severance Benefits to which the Participant is otherwise entitled hereunder, payment of the remaining Severance Benefit installments shall be paid in accordance with the Participant’s beneficiary designation (or, if no such beneficiary designation has been made, to the Participant’s estate) in accordance with the payment schedule set forth in this Plan otherwise applicable to the remaining Severance Benefits, subject to such beneficiary’s completion of a comprehensive release of claims in a form provided by the Plan Administrator.
Section 5.3.
Alternative Benefits. Notwithstanding anything in the Plan to the contrary, if a Participant is eligible to receive Alternative Benefits under a Written Arrangement with a member of the Company Group (including Alternative Benefits that are payable in the event of a change in control of the Company or any Related Entity whether or not the Participant has a Separation from Service, and which includes, for the avoidance of doubt, the Employment Protection Agreements that certain employees have entered into with the Company), then such Participant shall remain and be eligible for those benefits; provided that (a) if the amount of the Alternative Benefits would be less than the aggregate Severance Benefits that the Participant would otherwise be eligible to receive under the Plan, then the Severance Benefits will be offset on a dollar-for-dollar basis by the amount of such Alternative Benefits, and (b) if the amount of the Alternative Benefits would be greater in the aggregate than the Severance Benefits that the Participant would otherwise be eligible to receive under the Plan, then the Participant shall not receive any benefits under this Plan, but instead shall be entitled to receive solely such Alternative Benefits. The obligation of the Employer to make payments or provide benefits hereunder is expressly conditioned upon the Participant not receiving duplicate benefits.
ARTICLE VI

Requirement of Effective Release; Integration with Other Benefits
Section 6.1.
Releases Generally. In addition to the remaining requirements of this Plan, it shall be a condition of eligibility for Severance Benefits that the Participant shall have signed a release agreement (the “Release Agreement”), and such Release Agreement shall have become irrevocable, within 60 days following such Participant’s Termination Date. Such Release Agreement shall be in a form acceptable to the Plan Administrator that complies with applicable law and which is appropriate for the Participant’s classification. The Release Agreement may include, among other items, confidentiality provisions, a covenant not to solicit Employees of the Company Group, and a covenant not to disparage the Company Group or any member thereof. A Release Agreement must be signed no later than the date specified in the form Release Agreement provided to the Participant by the Plan Administrator.

Notwithstanding anything herein to the contrary, to the extent any payment under this Plan that is subject to the Release Agreement requirement described above is payable during a specified period that spans two taxable years, then to the extent such payment is deemed to constitute nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made in the second taxable year.

Section 6.2.
Condition of Payment. No Severance Benefits shall be paid to a Participant unless and until the Participant duly and timely executes the Release Agreement and the period of time for revoking or rescinding such agreement under applicable law has expired without the Participant’s having revoked or rescinded such agreement. Notwithstanding anything herein to the contrary, to the extent any payment under this Plan that is subject to the Release Agreement requirement described in Section 6.1 is payable during a specified period that spans two taxable years, then such payment shall be made in the second taxable year to the extent such payment otherwise constitutes nonqualified deferred compensation subject to Section 409A of the Code.
Section 6.3.
Benefit Programs Generally. Except as otherwise provided in Section 5.3, Severance Benefits under this Plan are in addition to all pay (including accrued vacation pay) and other benefits normally payable to an Employee as of the Employee’s Termination Date according to the established policies, plans, and procedures of the Company Group.
ARTICLE VII

Discontinuance, Reduction, or Repayment of Benefits
Section 7.1.
Discontinuance, Reduction, or Repayment.
(a)
Discontinuance. Notwithstanding anything herein to the contrary, if, during the Severance Benefit Period, a Participant (i) is rehired as an employee of any Employer; or (ii) in any fashion, form, or manner, either directly or indirectly, solicits, interferes with, or endeavors to entice away from the Company Group any employee or contractor, or directly or indirectly interferes with, entices away, or causes any other entity to employ, any employee or contractor of the Company Group; or (iii) discloses to anyone trade secrets, commercially sensitive information, or other confidential information of the Company Group except as required by law; or (iv) otherwise breaches any post-employment obligation owed to any Employer (including, without limitation, any non-competition, non-solicitation, non-disparagement, confidentiality or trade secret obligation), then in each case the Severance Benefit Period shall thereupon immediately terminate, and the Participant shall thereafter not be entitled to any Severance Benefits.
(b)
Repayment. A Participant shall repay to the applicable Employer all Severance Benefits paid to or on behalf of the Participant if the Participant at any time discloses to anyone trade secrets, commercially sensitive information, or other confidential information of the Company Group except as required by law. The Company Group shall have the right to seek enforcement of their rights to repayment in any court of competent jurisdiction. Nothing in this Section 7.1 shall be construed to limit any other remedy that any Employer may have.
Section 7.2.
Discontinuance or Repayment for Cause. Notwithstanding any other provision of the Plan, if the Plan Administrator determines, at any time, that a Participant committed any act or omission, while the Participant was employed by an Employer, that would constitute Cause for the Employer’s termination of the Participant’s employment, then (a) payment of any further Severance

Benefits otherwise payable to or on behalf of the Participant under the Plan shall cease; and (b) the Participant shall repay any and all Severance Benefits previously paid to the Participant under the terms of this Plan. The Company Group shall have the right to seek enforcement of their rights under clause (b) above in any court of competent jurisdiction.
Section 7.3.
Certain Disclosures. Notwithstanding any other provision of the Plan, each Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that a Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Each Participant is further notified that if a Participant files a lawsuit for retaliation by an Employer for reporting a suspected violation of law, the Participant may disclose such Employer’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing contained herein prohibits a Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.
ARTICLE VIII

Plan Administration
Section 8.1.
General Administration. The Plan Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Plan Administrator shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including, but not limited to the determination of eligibility for Severance Benefits under the Plan and any factual determinations related thereto. Benefits under the Plan shall be paid only if the Plan Administrator determines, in its discretion, that a Claimant (as defined herein) is entitled to such benefits. The decisions of the Plan Administrator shall be final, conclusive and binding upon all persons with respect to all questions concerning the administration and interpretation of the Plan. The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the terms of the Plan and may seek such professional advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely on the information and advice furnished by such delegates and professionals unless the Plan Administrator has actual knowledge that such information and advice is inaccurate or unlawful.
Section 8.2.
Code Section 409A and other Compliance. Payments and benefits under the Plan are intended to be exempt from (to the maximum extent possible) or compliant with Section 409A of the Code, and the Plan Administrator shall interpret and administer the Plan in accordance therewith. The Plan Administrator may amend the Plan or revise the timing of any payments to be made hereunder in accordance with Section 409A of the Code. Each payment made under the Plan (including each separate installment in the case of a series of installment payments) shall be treated as one of a series of separate payments for purposes of Section 409A of the Code. To the extent necessary for any payment due under the Plan to comply with Section 409A of the Code, references to “termination of employment”, “termination”, or words and phrases of similar import shall be deemed to refer to a “separation from service” as defined in Section

409A of the Code, and shall be interpreted and applied in a manner that is consistent therewith. To the extent that any payments or benefits provided under the Plan are deemed to be a substitute for nonqualified deferred compensation subject to Section 409A of the Code, then such substitute payments and benefits payable hereunder shall be paid at the same time and in the same form as such other benefits and payments to the extent required to comply with Section 409A of the Code. To the extent that any reimbursements or in-kind benefit payments under the Plan are subject to Section 409A of the Code, such reimbursements and in-kind benefit payments (i) will be paid to the Participant as promptly as practicable consistent with the Company’s practice following the Participant’s appropriate itemization and substantiation of such expenses incurred and in all events on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred, and (ii) made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) (or any similar or successor provisions). The Plan Administrator shall have authority to interpret and administer the Plan to comply with Code Section 409A, Section 16 of the Securities Exchange Act of 1934 and other laws, regulations and controlling guidance to the extent applicable. Although the Company intends to administer the Plan so that Severance Benefits will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any payment under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of U.S. federal, state, local or non-U.S. law. No Employer shall be liable to any Participant for any tax, interest, or penalties that the Participant might owe as a result of participating in the Plan or receiving any payments or other benefits under the Plan.
ARTICLE IX

Claims Procedure
Section 9.1.
Filing a Claim. Any individual (each, a “Claimant”) who believes he or she is eligible for Severance Benefits under this Plan that have not been provided may submit an application for Severance Benefits to the Plan Administrator (or to such other person who may be designated by the Plan Administrator) in writing in such form as is provided or approved by the Plan Administrator (a “Claim”). A Claimant shall have no right to seek review of a denial of Severance Benefits, or to bring any action in any court to enforce a claim for Severance Benefits, prior to filing a Claim and exhausting rights under this Article IX.

Each properly-filed Claim shall be evaluated by the Plan Administrator and the Claimant shall be notified of the approval or the denial of the Claim within ninety (90) days after the receipt of such Claim unless special circumstances require an extension of time for processing the Claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period, which notice shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the Claim was filed). A Claimant shall be given a written notice advising the Claimant as to whether the Claim is granted or denied, in whole or in part. If a Claim is denied, in whole or in part, the notice shall contain (a) the specific reasons for the denial, (b) references to pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (d) a description of the Claimant’s right to seek review of the denial, the Plan’s review procedures, the time limits applicable to such procedures, and the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

Section 9.2.
Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to (a) request that the Plan Administrator review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the Claimant files a written request for review with the Plan Administrator within sixty (60) days after the date on which the Claimant received written notification of the denial. Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review will be completed (provided that such review will be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review by the Plan Administrator shall be forwarded to the Claimant in writing and shall include specific reasons for the decision and reference to Plan provisions on which the decision is based. A decision on review shall be final and binding on all persons for all purposes.
ARTICLE X

Amendment and Termination

The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, that (a) any such amendment or termination that shall reduce the amount of Severance Benefits payable to any Participant without such Participant’s consent shall not be effective for a Covered Termination of such Participant occurring prior to the first anniversary of the adoption of such amendment or resolution to terminate the Plan, and (b) no such amendment shall reduce the Severance Benefits of a Participant who has begun receiving Severance Benefits on or before the date of the amendment or resolution for termination. Notwithstanding the foregoing, the Plan may be amended or modified without the consent of any Participant (x) to the extent necessary or advisable to comply with or obtain the benefits or advantages under the provisions of applicable law, regulations or rulings or requirements of the Internal Revenue Service or other governmental agency or of changes in such law, regulations, ruling or requirements (including, without limitation, any amendment necessary to comply with or secure an exemption from Section 409A of the Code), or (y) to adopt any other procedural or cosmetic amendment that does not materially change the benefits to Participants whose Severance Benefits have previously become payable pursuant to the terms of the Plan or materially increase the cost of the benefits provided hereunder. No oral or written representations contrary to the terms of the Plan shall be binding. The Company will notify the Participants, including, but not limited to, Participants receiving Severance Benefits, of any material amendment to or termination of the Plan within a reasonable time.

ARTICLE XI

Miscellaneous
Section 11.1.
Participant Information. Each Participant shall notify the Plan Administrator of the Participant’s current contact information and changes thereto. In addition, each Participant shall be required to furnish the Plan Administrator with any other information and data that the Plan Administrator considers necessary for the proper administration of the Plan. The information provided by the Participant under this provision shall be binding on the Participant and the Participant’s dependents, beneficiaries, and similar parties (to the extent applicable, if any) for all purposes of the Plan, unless such representations are known to be false. The receipt of Severance Benefits under the Plan by each Participant is conditioned on the Participant’s furnishing true and complete data, evidence, or other information, and the Participant’s timely signing of any document related to the Plan and otherwise requested by the Plan Administrator.
Section 11.2.
Successors and Assigns. The obligations of the Employers under the Plan shall be binding on, and deemed assumed by, their successors and assigns, including, but not limited to, any person or entity receiving the transfer of stock or assets of an Employer.

Section 11.3.
Employment Rights. The existence of the Plan shall not confer any legal or other rights on any Employee to continue employment, and, absent any other agreement to the contrary, the Employers reserve the right to terminate any Employee with or without cause at any time, notwithstanding the provisions of this Plan. A Participant's receipt of Severance Benefits does not constitute any sort of extension or perpetuation of employment beyond the actual date of the Participant’s Separation from Service.
Section 11.4.
Controlling Law. The provisions of this Plan shall be governed, construed, and administered in accordance with the laws of the State of Tennessee unless otherwise preempted by ERISA or other federal law.
Section 11.5.
Notices. Any notice, request, election, or other communication under this Plan shall be in writing and shall be considered given when delivered personally, electronically mailed, or mailed by first-class mail properly addressed (which, in the case of a Participant, shall include mailing to the last address provided to the Plan Administrator by such Participant). Notice to the Plan Administrator shall be acceptable if to the following: Compensation Committee of Genesco Inc., 535 Marriott Drive, Nashville, Tennessee 37214.
Section 11.6.
Interests Not Transferable. The interest of any Participant in Severance Benefits under the Plan is not subject to sale, transferability, alienation, assignment, or encumbrance except as otherwise provided herein or as provided by ERISA or other controlling law.
Section 11.7.
Mistake of Fact or Law. Any mistake of fact or law shall be corrected when it becomes known and proper adjustment made by reason thereof. A Participant shall be required to return any payment, or portion thereof, made by mistake of fact or law to the applicable Employer that made such payment.
Section 11.8.
Plan Funding. No person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of any Employer. Any Severance Benefits that become payable under the Plan are unfunded obligations of the Participant’s Employer and shall be paid from the general assets of such Employer.
Section 11.9.
Headings. The headings in this Plan are for convenience of reference and shall not be given substantive effect.
Section 11.10.
Entire Plan. The Plan, including the Schedules hereto, contains the entire understanding of the Employers and the Participants with respect to the subject matter herein. Except as set forth in Section 5.3, the Plan supersedes any other generally applicable severance-related plan or policy of any Employer in effect on the Effective Date. Payments or benefits provided to a Participant under any Written Arrangement or other employee benefit plan are governed solely by the terms of that Written Arrangement, plan, arrangement or policy. Any obligations or duties of a Participant pursuant to any separate non-competition or other agreement with a member of the Company Group will be governed solely by the terms of that agreement, and will not be affected by the terms of the Plan, except to the extent that agreement expressly provides otherwise. Severance Benefits are not taken into account for purposes of contributions or benefits under any other employee benefit plans. Further, the period of coverage under any employee benefit plan is not extended due to the provision of Severance Benefits.
Section 11.11.
Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions of this Plan shall not be affected.

Section 11.12.
Withholding. Notwithstanding any other provision of this Plan, the Employer shall withhold from any Severance Benefits all U.S. federal, state or local, or non-U.S. taxes as legally required to be withheld, as well as any other amounts authorized or required by other law or policy, including, but not limited to, withholding for garnishments and judgments or other court orders.
Section 11.13.
Indemnification. Any individual serving on the Board or as Plan Administrator (or a member thereof), and each and every Employee to whom are delegated duties, responsibilities, and authority with respect to the Plan, shall be indemnified to the fullest extent permitted by applicable law and the bylaws or other corporate documents of the Employers.

Schedule A

List of Participants

Mimi E. Vaughn (Chief Executive Officer)

Parag D. Desai

Scott E. Becker

Andrew I. Gray

Daniel E. Ewoldsen

Rick Higgins